Exhibit 15.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Statement by Experts” and to the use of our report dated August 16, 2007 with respect to the statements of operations, changes in shareholders’ equity and cash flows of Kestrel Energy Inc for the period July 1, 2004 through January 31, 2005 included in this Amendment No. 2 to the Registration Statement on Form 20-F of Samson Oil & Gas Limited.

/s/ Ernst & Young LLP
Denver, Colorado
September 14, 2007